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FORM 4
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[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4 OR
    FORM 5 OBLIGATIONS MAY CONTINUE.
    SEE INSTRUCTION 1(B).

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940
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

(Print or Type Responses)
----------------------------------------- -------------------------------------------   --------------------------------------------
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol   6. Relationship to Reporting Person(s) to
                                                                                           Issuer (Check all applicable)
   Carden      Robin      A.                 ALYN Corporation ("ALYN")                     X  Director          X   10% Owner
-------------------------------------------------------------------------------------     ---                  ---
  (Last)      (First)  (Middle)           3. IRS or Social Security  4. Statement for      X  Officer (give         Other (specify
                                             Number of Reporting        Month/Year        --- title below)     ---  below)
                                             Person (Voluntary)         12/97             President and Chief Executive Officer
c/o Alyn Corporation
16761 Hale Avenue
----------------------------------------                             -------------------------------------------------------------
             (Street)                                                5. If Amendment,     7. Individual or Joint/Group Filing (Check
                                                                        Date of Original     Applicable Line)
 Irvine,        CA          92606                                       (Month/Year) N/A     X Form filed by One Reporting Person
                                                                                            ---
                                                                                            ---Form filed by More than One
                                                                                               Reporting Person
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(City)       (State)        (Zip)
                                              TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------- --------------------------------------------------------------------------
1. Title of Security             2. Trans     3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature of
   (Instr. 3)                       action       action          or Disposed of (D)          Securities       ship        Indirect
                                    Date         Code            (Instr. 3, 4 and 5)         Beneficially     Form:       Beneficial
                                                 (Instr. 8)                                  Owned at         Direct      Owner-
                                                                                             End of Month     (D) or      ship
                                    Month/                                                                    Indirect I
                                    Day/      ------------------------------------------- (Instr. 3 and 4)    (Instr. 4)  (Instr.4)
                                    Year)                                 (A) or
                                              Code      V     Amount      (D)       Price
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Common Stock, $.001 par value     12/8/97        P             2,000       A        $12.00
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Common Stock, $.001 par value     12/8/97        P             3,000       A        $12.375
--------------------------------------------------------- ------------ -------------------------------------------------------------
Common Stock, $.001 par value     12/9/97        P             1,000       A        $12.375
--------------------------------------------------------- ------------ -------------------------------------------------------------
Common Stock, $.001 par value     12/9/97        P             4,000       A        $12.50       3,035,500        D
--------------------------------------------------------- ------------ -------------------------------------------------------------
Common Stock, $.001 par value
--------------------------------------------------------- ------------ -------------------------------------------------------------
Common Stock, $.001 par value
--------------------------------------------------------- ------------ -------------------------------------------------------------
Common Stock, $.001 par value
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Common Stock, $.001 par value
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Common Stock, $.001 par value
--------------------------------------------------------- ------------ ------- -------- -------------- ---------- -------------- ---
Common Stock, $.001 par value
--------------------------------------------------------- ------------ ------- -------- -------------- ---------- -------------- ---
Common Stock, $.001 par value
--------------------------------------------------------- ------------ ------- -------- -------------- ---------- -------------- ---

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.





                                                                                    /s/ ROBIN A. CARDEN         December 10, 1997
                                                                                ------------------------------- -----------------
                                                                                **Signature of Reporting Person      Date
                                                                                        Robin A. Carden

                                                                                                                          Page 2
                                                                                                                   SEC 1474(7/96)


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